EXHIBIT 10.38

INSITE VISION INCORPORATED

SENIOR SECURED NOTE

$	May 28, 2003

Alameda, California

FOR VALUE RECEIVED, InSite Vision Incorporated, a Delaware corporation (the “Maker”), promises to pay to the order of             , (“Holder”), at , the principal sum of              ($            ), together with all accrued interest thereon, upon the terms and conditions specified below. This Note is one of a series of notes issued by the Maker to several holders secured by that certain Equipment Lien Agreement dated as of May 28, 2003, as the same may be amended from time to time (the “Related Notes”). This Note and the Related Notes shall rank pari passu as to the payment of principal and interest. Holder agrees by acceptance of this Note that any payments to Holder under this Note and the holders of the Related Notes, whether principal, interest or otherwise, shall be made pro rata among Holder and the holders of the Related Notes based upon the aggregate unpaid principal amount of this Note and the Related Notes. By accepting this Note, Holder and each other holder of a Related Note agrees that if any holder of this Note or a holder of any Related Note (collectively, “Holders”) obtains any payments (whether voluntary, involuntary, by prepayment, set-off or otherwise) of the principal or interest on this Note or any Related Note in excess of such Holder’s pro rata share of payments received by all Holders of the Related Notes, such Holder shall purchase from the Holder of this Note and the Holders of the Related Notes such participation in such notes held by them as is necessary to cause all such Holders to share any payment ratably among each of them as provided in this paragraph.

1. Loan Proceeds. The proceeds of this Note shall be used for general corporate purposes of the Maker.

2. Interest. Interest shall accrue on the unpaid balance outstanding from time to time under this Note at the rate of two percent (2%) per annum.. All computations of interest shall be made on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Accrued and unpaid interest shall become due and payable at the maturity of the Note.

3. Due Date. Unless earlier accelerated pursuant to the terms hereof, this Note shall mature and the outstanding principal balance of this Note together with all accrued interest hereunder shall become due and payable in a lump sum on September 28, 2003.

4. Payment. Payment shall be made in lawful tender of the United States and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

5. Events of Acceleration. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable prior to the specified due date of this Note upon the occurrence of one or more of the following events (each an “Event of Acceleration”):

A. the insolvency of the Maker, the commission of any act of bankruptcy by the Maker, the execution by the Maker of a general assignment for the benefit of creditors, the filing by or against the Maker of any petition in bankruptcy or any petition for relief under the provisions of the Federal bankruptcy act or any other state or Federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Maker or the attachment of or execution against any property or assets of the Maker; or

B. the occurrence of any event of default under the Equipment Lien Agreement securing this Note or any obligation secured thereby.

6. Security. Payment of this Note shall be secured by a lien on certain equipment owned by the Maker in accordance with the Equipment Lien Agreement executed as of this date by the Maker in favor of the Holders, and the other holders identified in the Equipment Lien Agreement. The Maker, however, shall remain liable for payment of this Note, and assets of the Maker, in addition to the collateral under the Equipment Lien Agreement, may be applied to the satisfaction of the Maker’s obligations hereunder. In the case of any Event of Acceleration, Holder shall have the rights set forth herein and as set forth in the Equipment Lien Agreement.

7. Collection. If action is instituted to collect this Note, the Maker promises to pay all costs and expenses (including reasonable attorney fees) incurred in connection with such action.

8. Waiver. A waiver of any term of this Note, the Equipment Lien Agreement or of any of the obligations secured thereby must be made in writing and signed by Holder and any such waiver shall be limited to its express terms.

No delay by Holder in acting with respect to the terms of this Note or the Equipment Lien Agreement shall constitute a waiver of any breach, default, or failure of a condition under this Note, the Equipment Lien Agreement or the obligations secured thereby.

The Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

9. Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

10. Separate Counsel. In making the loan evidenced by this Note and by Holder’s acceptance of this Note, Holder hereby acknowledges that the law firm of O’Melveny & Myers LLP (“OMM”) has represented the Maker in the transaction contemplated by this Note and the Equipment Lien Agreement and has not represented Holder or any of the other Holders in such transaction. Holder further acknowledges that Holder has had an adequate and meaningful opportunity to review and interpret this Note and the Equipment Lien Agreement with separate legal counsel of Holder’s own choosing, other than lawyers at OMM, and to obtain appropriate tax and legal advice with respect of the implications and consequences of entering into such transactions.

11. Governing Law. This Note shall be construed in accordance with the laws of the State of California without resort to that State’s conflict-of-laws rules.

INSITE VISION INCORPORATED

By:

Its:

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